Exhibit 99.1

SmartHeat Inc. Signs Multi-Million Dollar Energy Saving Equipment Supply Contract with Chinese Municipality.

NEW YORK, NY--(MARKET WIRE)--Jun 19, 2008 – SmartHeat Inc, (OTCBB: SMHT - News), a market leader in China's “green” technology heat energy saving industry , today announced that it has won a $3 million heat energy saving equipment supply contract with the city government of Huhhot, Inner Mongolia to install SmartHeat products. The Company anticipates the potential to receive additional orders from the region.

James Wang, SmartHeat’s Chief Executive Officer, commented: "China is faced with severe coal emission related pollution problems across the country. The Chinese government is in the process of establishing stringent national coal emission reduction policies that require heat energy users to upgrade their systems to use energy saving equipment. SmartHeat is a primary beneficiary of this market trend as our products directly improve heat energy use efficiency and reduce monthly heating bills by up to 50%. SmartHeat stands to benefit from a growing and favorable market environment in China."

About SmartHeat, Inc.

SmartHeat, Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China’s “green” technology heat energy saving industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units – the technology that helps to capture and recycle waste heat thus reduces fossil fuel related costs and pollution. SmartHeat’s products and technology have broad residential and industrial applications. China’s heat transfer market is currently estimated at approximately $2.4billion with double digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat’s filings with the Securities and Exchange Commission.

Contact Information:
James Wang, CEO
SmartHeat, Inc.
Tel: 011-86-13701368262
Email: info@smartheatinc.com